UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 29, 2021

First US Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-14549	63-0843362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3291 U.S. Highway 280

Birmingham, Alabama 35243

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (205) 582-1200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FUSB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§230.405 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cancellation of 2020 Cash Incentive Program; Approval of Discretionary Cash Bonuses

The COVID-19 pandemic has significantly impacted the business and results of First US Bancshares, Inc. (the “Company”).  In light of the changing economic outlook as a result of COVID-19, as well as other factors, in March 2020, the 10-year Treasury yield was reduced to historic lows, and the equity markets were significantly impacted.  In response, the Federal Reserve reduced the target federal funds rate by 50 basis points on March 3, 2020, and then by an additional 100 basis points on March 15, 2020.  These reductions in interest rates and other economic challenges and uncertainties that have arisen primarily as a result of the pandemic have negatively impacted the Company’s net interest income, loan loss provisioning and noninterest income and, as a result, the Company’s earnings for fiscal 2020.

In connection with an assessment of attainment of the performance objectives under the Company’s 2020 Cash Incentive Program, established by the Compensation Committee of the Company’s Board of Directors (the “Committee”) on February 26, 2020 (the “2020 CIP”), based on the Company’s financial results (unaudited) for fiscal 2020, which were announced on January 28, 2021, the Committee has approved (i) the cancellation of the 2020 CIP, and (ii) the payment of discretionary cash bonuses, based on certain positive achievements during fiscal 2020, to certain executive officers and key employees of the Company and its subsidiaries, including the Company’s named executive officers – James F. House, President and Chief Executive Officer of the Company and First US Bank (the “Bank”); Thomas S. Elley, Chief Financial Officer of the Company and the Bank; and William C. Mitchell, Senior Executive Vice President, Consumer Lending, of the Bank.

The decision to cancel the 2020 CIP was based on the Committee’s determination that, due primarily to the economic impact of the COVID-19 pandemic on the Company’s business and results, specifically earnings for fiscal 2020, even the “threshold” bonus opportunities have not been met by participants under the 2020 CIP, the performance objectives for which (i) were established by the Committee prior to the development of the pandemic and (ii) are almost entirely based on earnings metrics, including consolidated pre-tax income, consolidated pre-tax return on average assets and basic earnings per share, after-tax.

Notwithstanding the cancellation of the 2020 CIP, the Committee determined it to be appropriate and reasonable to pay discretionary cash bonuses to those executive officers and key employees who were participants under the 2020 CIP, including the named executive officers, based on certain positive achievements during fiscal 2020, among them the following:

•	Net loan growth for the year, despite the economic implications of the COVID-19 pandemic, which has contributed to net interest income recovery and will be accretive to earnings in future periods;

•	Successful deposit repricing efforts, resulting in substantial cost of funds reductions, even in the midst of dynamic economic conditions and a highly competitive pricing environment;

•	Positive recovery trends in financial results for the fourth quarter of 2020, including continued loan growth and expense management; and

•

Outstanding efforts of the executive officers and key employees in navigating the unprecedented challenges of the pandemic, including with respect to employee and customer safety and engagement, regulatory review and compliance, use of technology and remote work environments.

The Committee has approved the payment of discretionary cash bonuses in the amount of 55% of each participant’s “target” bonus opportunity under the 2020 CIP, with the exception of two participants, including Mr. Mitchell, whose percentages of “target” were adjusted upward in recognition of additional individual contributions throughout the year (to 70% of “target” for Mr. Mitchell) – in the aggregate, the ratio of the discretionary cash bonus payments to the “target” bonus opportunities under the 2020 CIP is approximately 58%.  The Committee’s decision to establish this calculation methodology for the discretionary cash bonuses was based on the Company’s actual pre-tax income for fiscal 2020 being approximately 58% of the pre-tax income amount budgeted by the Company at the beginning of the year and used in the determination of the “target” bonus opportunities under the 2020 CIP.  In accordance with this calculation methodology, the named executive officers will receive discretionary cash bonuses in the following amounts: Mr. House – $85,388; Mr. Elley – $45,008; and Mr. Mitchell – $55,603.  The actual payment of the discretionary cash bonuses remains subject to substantial completion of the Company’s audited financial statements for fiscal 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2021	FIRST US BANCSHARES, INC.

	By:	/s/ Thomas S. Elley
	Name:	Thomas S. Elley
Vice President, Treasurer and Assistant Secretary,
Chief Financial Officer and Principal Accounting Officer